                       ASSET AND STOCK PURCHASE AGREEMENT
                                  by and among
                          MMSI Acquisition Corporation,
                              MARK TECHNICAL, INC.,
                                       and
                              MARK SOLUTIONS, INC.
                          Dated as of march ____, 2001

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                             TABLE OF CONTENTS

                                                                           Page

ARTICLE I DEFINITIONS.........................................................2

ARTICLE II PURCHASE AND SALE OF ASSETS AND STOCK; PURCHASE PRICE.............11

Section 2.01. Purchase and Sale of Assets; Assignment and Assumption of
Liabilities..................................................................11
Section 2.02. Purchase Price.................................................14
Section 2.03. Closing Date Purchase Price Adjustment.........................16
Section 2.04. Certain Receivables............................................17
Section 2.05. Internal Revenue Form 8594.....................................17

ARTICLE III CLOSING..........................................................17
Section 3.01. Time and Place.................................................17
Section 3.02. Deliveries by Seller...........................................17
Section 3.03. Deliveries by Buyer............................................19
Section 3.04. Non-Assignable Contracts or Permits............................21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT...............21
Section 4.01. Organization; Good Standing....................................21
Section 4.02. Corporate Authority............................................22
Section 4.03. No Violation...................................................22
Section 4.04. Consents.......................................................23
Section 4.05. Intellectual Property; Software................................23
Section 4.06. Fixed Assets...................................................25
Section 4.07. Title to Assets................................................25
Section 4.08. Condition of Assets............................................25
Section 4.09. Completeness of Assets Transferred; Operation of the Business..26
Section 4.10. Financial Statements...........................................26
Section 4.11. Subsidiaries...................................................27
Section 4.12. Litigation.....................................................28
Section 4.13. Contracts and Commitments......................................28
Section 4.14. Compliance with Law............................................28
Section 4.15. Environmental Compliance.......................................29
Section 4.16. Employees......................................................30
Section 4.17. Employee Plans.................................................31
Section 4.18. Pensions.......................................................31
Section 4.19. Absence of Certain Changes, Events or Conditions...............33
Section 4.20. Taxes..........................................................33
Section 4.21. Year 2000 Compliance...........................................34
Section 4.22. Accounts Receivable; Customer Relationships....................35
Section 4.23. Inventory......................................................35
Section 4.24. Powers of Attorney.............................................35
Section 4.25. Product Warranties and Liabilities.............................35
Section 4.26. Closure of MarkCare Korea......................................36
Section 4.27. Regulatory.....................................................36
Section 4.28. Brokers' Fees..................................................37
Section 4.29. No Undisclosed Liabilities.....................................37
Section 4.30. Disclosure; Veracity of Statements.............................37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER............................37
Section 5.01. Organization and Standing......................................37
Section 5.02. Corporate Authority............................................37
Section 5.03. No Violation...................................................38
Section 5.04. Litigation.....................................................38
Section 5.05. Consents.......................................................38
Section 5.06. Broker's Fees..................................................38

ARTICLE VI CERTAIN COVENANTS OF THE PARTIES..................................39
Section 6.01. Parent's and Seller's Covenant Not to Compete; Confidentiality.39
Section 6.02. Personnel Required in Response to Litigation...................40
Section 6.03. Public Announcements...........................................41
Section 6.04. Bulk Sales Laws................................................41
Section 6.05. Items Received after Closing Date..............................41
Section 6.06. Access to Records..............................................42
Section 6.07. Further Assurances.............................................42
Section 6.08. Expenses; Sales and Other Transfer Taxes.......................42
Section 6.09. Tax Matters....................................................43
Section 6.10. Employment Offers..............................................44

ARTICLE VII SURVIVAL OF REPRESENTATIONS, WARRANTIES
     AND COVENANTS...........................................................44

ARTICLE VIII INDEMNITY.......................................................45
Section 8.01. Indemnity by Seller and Parent.................................45
Section 8.02. Indemnity by Buyer.............................................46
Section 8.03. Indemnity Procedures...........................................46
Section 8.04. Characterization of Indemnity Payments.........................47

ARTICLE IX MISCELLANEOUS.....................................................48
Section 9.01. Designation of Affiliated Purchaser............................48
Section 9.02. Assignment; No Third-Party Rights..............................48
Section 9.03. Entire Agreement...............................................48
Section 9.04. Section and Other Headings; Number.............................48
Section 9.05. Notices........................................................48
Section 9.06. Severability...................................................49
Section 9.07. Amendment; Waiver, etc.........................................50
Section 9.08. Law Governing..................................................50
Section 9.09. Jurisdiction; Service of Process...............................50
Section 9.10. Counterparts; Facsimile Signatures.............................50
Section 9.11. Specific Performance...........................................51
Section 9.12. Construction...................................................51

EXHIBITS:

Exhibit A         Allocation of the Purchase Price
Exhibit B         Form of Bill of Sale
Exhibit C         Form of Assignment and Assumption Agreement
Exhibit D         Form of IP Assignment
Exhibit E         Form of General Assignment re: Permits
Exhibit F         Form of Seller's and Parent's Counsel's Opinion

SCHEDULES:

Schedule 1.1               Final Closing Statement
Schedule 1.2               Employment Agreements
Schedule 1.4               Seller's Cash Flow Spread Sheet
Schedule 2.01(b)(vii)      Certain Excluded Assets
Schedule 2.01(c)(i)        Accounts Payable and Other Current Liabilities
Schedule 2.02(b)           Earn-out Related Projects
Schedule 3.02(e)           Bank Accounts
Schedule 3.02(h)           Consents
Schedule 3.4               Dell Leases
Schedule 4.05(a)           Copyrights, Patent Rights and Trademarks
Schedule 4.05(b)           Software
Schedule 4.05(c)           Certain Intellectual Property Related Contracts
Schedule 4.06              Fixed Assets
Schedule 4.09              Material Services
Schedule 4.10              Financial Statements
Schedule 4.12              Litigation
Schedule 4.13              Contracts
Schedule 4.16              Employees
Schedule 4.17(a)           Employee Plans
Schedule 4.17(b)           Multi-employer Plans
Schedule 4.20              Taxes
Schedule 4.25              Insurance Policies
Schedule 4.26              Itemized Expenses re: MarkCare Korea

                       ASSET AND STOCK PURCHASE AGREEMENT

THIS ASSET AND STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the _____ day of March, 2001, by and among MMSI ACQUISITION CORPORATION, a Delaware corporation ("Buyer"), MARK TECHNICAL, INC., a Delaware corporation ("Seller") and MARK SOLUTIONS, INC., a Delaware corporation and parent of Seller ("Parent").

Recitals

A. Seller and MarkCare Medical Systems, Ltd. ("MarkCare UK") a wholly-owned subsidiary of Seller, are engaged in the business of developing, marketing and selling and/or licensing software applications under the name "IntraScan" for medical diagnostic picture archiving and communication computer systems and teleradiology systems (the "Business"); and

B. Seller and Parent desire to sell to Buyer, and Buyer desires to purchase from Seller and Parent the Business, including without limitation, substantially all of Seller's assets as such exist on the Closing Date, the stock of MarkCare UK owned by Seller and any other assets used or intended for use in the Business (whether owned by Seller, Parent or its other Affiliates), but excluding the stock of MarkCare Medical Systems Korea ("MarkCare Korea"), the operations of which are in the process of being shut down, upon the terms and conditions hereinafter set forth

                                Agreement

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE I
                               DEFINITIONS

For the purpose of this Agreement, any amendments hereto and any Exhibit attached hereto or Schedule described herein, and in addition to terms defined elsewhere herein, the following terms shall have the meanings ascribed to them below, except as otherwise expressly provided:

"Acquired Assets" shall have the meaning ascribed to it in Section 2.01.

"Affiliate" of a Person shall mean any other Person directly or indirectly controlling, under common control with, or controlled by such Person and, as applied to a corporation, shall include any officer, director, or record or beneficial owner of 20% or more of the outstanding capital stock of any class of the corporation and, as applied to a limited liability company or limited partnership, shall include any officer, managing member or general partner, as applicable, or beneficial owner of 20% or more of the outstanding membership interests of the limited liability company or partnership, interests of the limited partnership, as applicable. For purposes of the definition of Affiliate, "control" when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

"Assignment and Assumption Agreement" shall have the meaning ascribed to it in
Section 3.02(b).

"Assumed Employment Agreements" means those written employment agreements between Seller and its employees listed on Schedule 1.2, with respect to which Buyer has offered and such employees have accepted offers of employment with Buyer as of the Closing Date.

"Assumed Liabilities" shall have the meaning ascribed to it in Section 2.01(c).

"Balance Sheets" shall have the meaning ascribed to it in Section 4.10.

"Bill of Sale" shall have the meaning ascribed to it in Section 3.02(a).

"Binary Code" means Computer Program code that loads and executes without further processing by a software compiler or linker, or that results when Source Code is processed by a software compiler.

"Business" shall have the meaning ascribed to it in Paragraph A of the Recitals to this Agreement.

"Business Day" means any day other than a Saturday, Sunday or a day on which banks are authorized to close in the Province of Ontario, Canada.

"Cash Portion" shall have the meaning ascribed to it in Section 2.02(a)(i).

"Closing" means the closing for which provision is made in Section 3.01.

"Closing Date" means the date of the Closing.

"Closing Date Adjustment" shall have meaning ascribed to it in Section 2.03(b).

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"Closing Date Receivables" shall have the meaning ascribed to it in Section
2.04.

"Code" means the Internal Revenue Code of 1986, as amended.

"Companies" means Seller together with MarkCare UK, each individually or in the aggregate as required by context.

"Companies Acts" means under the law of the United Kingdom, the Companies Act of 1985, the Business Names Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Company Directors Disqualification Act 1986, and the Companies Act of 1989 and Part V of the Criminal Justice Act 1993, and any other statute from time to time in force regulating companies, together.

"Company Contracts" shall have the meaning ascribed to it in Section 4.13.

"Computer Program" means a list of steps or list of statements and/or instructions which are capable when incorporated in a machine-readable medium of causing a computer to indicate, perform or achieve particular functions, tasks or results.

"Confidential Information" means any information concerning the Business that is not generally available to the public as of the date hereof (it being understood that information made available subject to a contractual or fiduciary duty of confidentiality shall not be deemed to be "generally available to the public" for purposes of this Agreement).

"Contracts" means all software licenses, other licenses or sublicenses, contracts, leases, agreements, understandings, arrangements, commitments, sales orders, product quotations and purchase orders to which Seller or MarkCare UK is a party or by which Seller or MarkCare UK is bound and that relate to the Business or the Acquired Assets; provided, however, the term "Contracts" shall not include any Employee Plans.

"Copyrights" means all United States and foreign copyrights, copyrightable works and mask works and derivatives thereof, whether registered or unregistered and pending applications to register, any of the foregoing.

"Damages" means demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, consequential and special damages), liabilities, obligations, penalties, fines, costs and expenses (including, without limitation, reasonable fees and expenses of counsel, consultants and experts incurred in the defense or prosecution of any matter).

"Documentation" means all documentation, whether in written or electronic format, in Seller's, Parent's or MarkCare UK's possession, custody or control pertaining to the Software, including, without limitation, the System Documentation and User Documentation for the Software, any marketing materials, the Owned Software-related contents of Web pages, product specifications, flow charts, diagrams, algorithms, other design documentation, training manuals, bug lists, and any electronic machine-readable and Source Code versions of the same, and a summary of the Business' current promotional activity with respect to the Owned Software, any and all Software-related answer books or other records of customer service issues and/or responses, and any and all written notes, plans and other documentation describing problems with respect to the Software and proposed and implemented solutions therefor, if any, written proposals with respect to future development of the Software, or other matters related to the use, operation, development, or enhancement of the Software.

"Earn-Out" shall have the meaning ascribed to it in Section 2.02(b).

"Earn Out Period" shall have the meaning ascribed to it in Section 2.02(b).

"Employee Plans" shall have the meaning ascribed to it in Section 4.17(a).

"Encumbrance" means any mortgage, pledge, security interest, lien, charge, reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other similar title exception or encumbrance.

"Environmental Damages" means any Damages or costs and expenses for environmental investigation, correction, remediation or clean-up required to be incurred in connection with: (i) the condition of, or operation of the Leased Real Property or any real property ever owned or leased by any of the Companies, including without limitation the presence of any Hazardous Substances thereon;
(ii) the removal, transportation and/or disposal of any Hazardous Substances from the Leased Real Property; (iii) violation or noncompliance with any Permit issued under Environmental Laws or any Order under Environmental Laws; or (iv) violation of or noncompliance with any Environmental Laws or any remedial actions required by any Governmental Authority.

"Environmental Laws" mean any applicable United States or non-United States international federal, state or local law, statute, ordinance, rule, regulation, code or common law, and any Permit related to pollution, waste, contamination, above ground or underground storage tanks, environmental conditions or the protection of human health, safety and the environment (including, without limitation, the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 1215 U.S.C. Section 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.

"ERISA means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any entity (i) a member of any "controlled group" (as defined in Section 414(b) of the Code) of which that entity is also a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with that entity, or (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which that entity is also a member.

"Excluded Assets" shall have the meaning ascribed to it in Section 2.01(d).

"Excluded Employment Agreements" means those written employment agreements between Seller and its employees listed on Schedule 1.2, with respect to which Buyer has offered and such employees have not accepted offers of employment with Buyer as of the Closing Date.

"Excluded Liabilities" shall have the meaning ascribed to it in Section 2.01(d).

"Exhibit" means any of the exhibits attached to and made a part of this Agreement.

"Expected Deficit Amount" means Three Hundred Seventeen Thousand Three Hundred Sixty-Seven United States Dollars (US $317,367), being the expected cumulative cash flow deficit with respect to the Business on the March 3, 2001 as set forth on Schedule 1.4.

"FDCA" means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. Sections301-397, as amended.

"Final Closing Statement" means a statement of Net Working Capital of the Companies prepared in accordance with Section 2.03 and attached as Schedule 1.1.

"Financial Statements" shall have the meaning ascribed to it in Section 4.10.

"Fixed Assets" means all machinery, equipment, tools, furniture, furnishings, vehicles and other fixed assets owned or leased by Seller, including, without limitation, computer equipment, servers, printers, plotters, scanners and other peripherals, facsimile machines, telephones, telephone systems, filing cabinets, audio and video multimedia equipment, and all warranties and guarantees, if any, express or implied, existing for the benefit of Seller with respect to the any or all of the foregoing.

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

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States (including, without limitation, the United States Food and Drug Administration), any State of the United States or any political subdivision, thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

"Hazardous Substances" shall mean any material listed, defined, designated or classified as waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance, asbestos-containing material, PCB-containing material, or radioactive material, under any Environmental Law as of the Closing Date, whether by type or by quantity, and petroleum or any derivative or by-product thereof.

"Initial Purchase Price" shall have the meaning ascribed to it in Section 2.02.

"Intellectual Property" means Copyrights, Patent Rights, Software, Trademarks and Trade Secrets of the Business.

"Intellectual Property Rights" means any rights contained in all agreements, contracts, licenses, sublicenses, assignments and indemnities that relate to or pertain to any Intellectual Property.

"Inventory" means all finished products, work-in-process, raw materials, spare parts, packaging, and supplies, on consignment or in possession of any vendor, and all documentation necessary to show ownership of the same.

"IP Assignments" shall have the meaning ascribed to it in Section 3.02(c).

"Known to Buyer" or "to Buyer's Knowledge" means, with respect to a specific matter, any information known, after reasonable inquiry, by any of the following Persons (such knowledge to be actual and not imputed): Mr. Remi St.-Hilaire.

"Latest Balance Sheets" shall have the meaning ascribed to it in Section 4.10.

"Latest Financial Statements" shall have the meaning ascribed to it in Section 4.10.

"Leased Real Property" means real property leased by any of the Companies, as lessee or sublessee, that is used in the Business and the improvements thereon.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes or under any Environmental Law.

"Management Agreement" means that certain Management Services Agreement by and among Buyer, Seller and Parent, dated January 25, 2001.

"MediSolution Ltd." refers to that certain corporation formed under the laws of the Province of Ontario, Canada, which is the owner of all of the outstanding shares of Buyer.

"Net Receivables" shall have the meaning ascribed to it in Section 2.04.

"Net Working Capital" means all accounts receivable generated with respect to Contracts entered into by the Business prior to the execution of the Management Agreement and paid to the Business during the Period, plus all receivables outstanding on March 3, 2001, less reserves relating thereto, but in no event shall the receivables outstanding on March 3, 2001 include any receivables generated solely through the efforts of Buyer after the execution of the Management Agreement, less all accounts payable paid by the Business during the Period to the extent such accounts payable are set forth on Schedule 1.4, less all accounts payable paid by the Business during the Period and not set forth on
Schedule 1.4, provided that Seller knew or should have known that such accounts payable should have been set forth on Schedule 1.4, but in no event shall such non-scheduled accounts payable include accounts payable relating to expenses incurred by Buyer solely for the benefit of Buyer, less all accounts payable unpaid on March 3, 2001, provided that in no event shall accounts payable outstanding on the March 3, 2001 include any payables with respect to which the benefit of payment would inure to Buyer after March 3, 2001.

"Note" shall have the meaning ascribed to it in Section 2.02.

"Object Code" means the fully compiled or assembled series of Computer Programs in machine language in either printed form or as stored software media.

"Order" shall mean any judgment, order, writ, decree (including consent decree), injunction or other determination whatsoever of any Governmental Authority or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

"Operating Account" shall have the meaning ascribed to it in the Management Agreement.

"Owned Software" shall have the meaning ascribed to it in the definition of Software.

"Parent's Lease" means that certain lease dated December 23, 1995, by and between Parent and BLLUM Limited Partnership relating to the approximately 6,500 gross rentable square feet of space on the second floor in the building known as Building B, located at 1515 Broad Street, Bloomfield, NJ 07003 (as amended on September 30, 1998).

"Patent Rights" means all United States and foreign inventions, improvements, technical information, technologies, and know-how, including but not limited to all United States and foreign patents, or patent applications relating thereto, including but not limited to all continuations, continuations-in-part, divisions, reissues, patent disclosures, extensions, revisions and reexaminations.

"Period" means from and after December 1, 2000, through and including March 3, 2001.

"Permits" means the United States or non-United States international, federal, state, local and other governmental and regulatory licenses, permits, Orders, approvals and authorizations, and any applications therefor, which relate to, or are necessary to conduct the Business or to own or operate the Acquired Assets in accordance with applicable law, including, without limitation, Environmental Laws and the FDCA.

"Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

"Purchase Price" shall have the meaning ascribed to it in Section 2.02.

"Records" means the general ledger of the Business and originals or copies of all property and equipment records, purchasing and sales records, personnel and payroll records, accounting records and databases, magnetic copies of computer files and documentation, client, prospect, support, registration and vendor databases and all associated notes and records and all electronic and hard copy files related to Seller's clients and other records and files used in the Business or which relate to or are material to the Business or the Acquired Assets; provided, however, "Records" shall not include the Documentation, tax returns of Seller and policies or contracts of insurance.

"Requirements of Laws" means with respect to any Person, such Person's charter, bylaws or other governing or constitutive documents, if any, any foreign, United States (i.e., federal), state and local laws, statutes, treaties, regulations, rules, codes, including but not limited to Environmental Laws, the FDCA, any ordinance or pronouncement having the effect of law enacted, adopted, issued or promulgated by any Governmental Authority or common law or any Order, to which, in each case such Person or any such Person's properties, operations, business or assets or bound or subject.

"Reserve" shall have the meaning ascribed to it in Section 2.04.

"Returns" means returns, declarations, reports and forms required to be filed with any domestic or foreign Taxing Authority, including, without limitation, any schedule or attachment thereto.

"Schedule" means any of the Schedules to this Agreement.

"Seller's Note" shall have meaning ascribed to it in Section 2.02(a)(iv).

"Shares" shall have the meaning ascribed to it in Section 4.11.

"Software" means all Computer Programs (and Source Code, Binary Code and Object Code therefore) and all modifications, customizations, enhancements, updates, upgrades and revisions contained in subsequent versions (including foreign language versions) or releases thereof, including, without limitation, the owned Computer Program known as IntraScan or IntraScan II (the "Owned Software") as described in Schedule 4.05(b), all data bases, compilations, tool sets, work benches, compilers, decompilers or other intangible property that are expressed in Object Code.

"Source Code" means the Computer Programs in human readable form.

"System Documentation" means documentation, however recorded, other than Source Code, which documents collectively the design and details of a particular Software program and provides information to enable a reasonably knowledgeable computer programmer to make modifications, customizations, enhancements and revisions to the Software program.

"Tax" and "Taxes" means any tax, whether federal, state, local or foreign (including any income tax, capital gains tax, value-added tax, sales or use tax, property tax, gross receipts tax, ad valorem tax, transfer tax, franchise tax, withholding tax, payroll tax, employment tax, excise tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee; and any taxes or liability arising pursuant to Treas. Reg. Section 1.1502-6 or similar provision under applicable law.

"Trademarks" means all United States, federal, state and foreign trademarks, service marks, logos, designs, slogans, trade names, domain names, package designs, product designs, and assumed names, including any United States and foreign registrations for, or applications to register, any of the foregoing.

"Trade Secrets" means the Confidential Information and all United States and foreign confidential ideas, trade secrets, technologies, inventions, improvements, technical information, know-how, concepts, methods, processes, formulae, reports, data, client lists, mailing lists, business plans and other proprietary information relating to the Business.

"Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of Tax.

"User Documentation" means the user documentation (including, without limitation all updates and versions thereto) needed to support and use the Owned Software, which shall include instructions for the use of each function thereof and any training materials related thereto.

"WARN Act" shall have the meaning ascribed to it in Section 4.16.

"Warrants" shall have the meaning ascribed to it in Section 2.02.

"Year 2000 Compliant" means that the applicable system or item: (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and (iii) does not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by Seller correctly exchange date data with or provide data to such system or item.

                          ARTICLE II
         PURCHASE AND SALE OF ASSETS AND STOCK; PURCHASE PRICE

Section 1.Purchase and Sale of Assets; Assignment and Assumption of
Liabilities.

(a) Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller and Parent shall sell, convey, assign, transfer and deliver to Buyer and/or its nominees, free and clear of all Encumbrances, good and valid title to, and Buyer and/or its nominees shall purchase and acquire from Seller and Parent, all of the assets and properties, of every kind, nature, character and description, whether real, personal or mixed and whether tangible or intangible, owned or leased by Seller and/or related to the Business (the Acquired Assets), other than the Excluded Assets, including, without limitation, the following:

(i) the Software, including, without limitation, a copy of the Source Code and a copy of the Object Code for any and all existing versions of the Owned Software;

(ii) the Documentation;

(iii) the Fixed Assets;

(iv) the Inventory;

(v) the Intellectual Property, including, without limitation, all rights in the intellectual property (whether or not in copyright, trademark or otherwise) MarkCare, IntraScan, IntraScan II and Archive-in-a-Box, and the contents of the website www.mark-solutions.com relating to the Business or the Companies;

(vi) all of the outstanding capital stock of MarkCare UK;

(vii) all cash in the Operating Account, other bank or trust accounts set forth on Schedule 3.02(e) and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements;

(viii) all accounts and notes receivable;

(ix) all prepaid expenses of the Business as of the Closing Date;

(x) subject to Section 3.04 below, all of Sellers rights in, to and under the Contracts;

(xi) subject to Section 3.04 below, all of Sellers rights in, to and under the Permits;

(xii) the Records;

(xiii) all email addresses, telephone numbers and telecopier numbers, to the extent permitted by the telephone company or Internet service provider;

(xiv) all claims or causes of action against third parties relating to the assets, properties or operation of the Business arising out of transactions occurring prior to the Closing Date, and benefits to the extent they arise from such claims or causes of action;

(xv) all goodwill and going concern value attributable to the Business whether or not reflected on the Latest Balance Sheets; and

(xvi) all other assets of Seller or related to the Business and used or useful in the operation of the Business.

(b) Excluded Assets. Notwithstanding anything to the contrary herein contained, the Acquired Assets shall not include any of the following assets of Seller (which shall be retained by Seller and are hereinafter referred to as the Excluded Assets):

(i) any equity interest in Seller or MarkCare Korea;

(ii) any Leased Real Property with respect to which Seller (as opposed to MarkCare UK) is lessee;

(iii) all rights of Seller with respect to any policies or contracts of insurance, deposits thereunder, and all claims of Seller under such policies and contracts;

(iv) all rights of Seller under this Agreement, including the proceeds of the sale contemplated herein and other payments to Seller contemplated herein (or under any other agreement between Seller and Buyer or its Affiliates entered into on or after the date of this Agreement);

(v) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

(vi) all inter-company receivables owed to Seller by Parent arising in the ordinary course of business consistent with past custom and practices; and

(vii)any other assets listed in Schedule 2.01(b)(vii) attached hereto.

(c) Assumed Liabilities. At the Closing Buyer shall assume certain specific liabilities and obligations of Seller and Parent (the "Assumed Liabilities"), but only (1) to the extent they arise out of the Business and are expressly set forth in the following clauses (i) through (iv); (2) are subject to Buyer's right of indemnification arising from a breach of a representation or warranty contained in this Agreement; and (3) are not Excluded Liabilities:

(i) all accounts payable and other current liabilities set forth on Schedule 2.01(c)(i) and not paid as of the Closing Date;

(ii) all obligations under the Contracts arising or accruing on or after the Closing Date, provided that such Contracts are properly assigned to Buyer such that Buyer is contractually entitled to receive the benefits under such Contacts;

(iii)all outstanding and prospective rights, liabilities and obligations of Parent under Parent's Lease; and

(iv) all obligations and liabilities under the Assumed Employment Agreements arising after the Closing Date.

(d) Excluded Liabilities. Notwithstanding anything to the contrary herein contained, the Assumed Liabilities shall not include nor be deemed to include any other liabilities or obligations of Seller or the Business whatsoever (all of which shall be referred to as the "Excluded Liabilities"), including, without limitation:

(i) all obligations and liabilities relating to long-term indebtedness, short-term portion of long-term indebtedness and all other indebtedness for borrowed money;

(ii) all intercompany payables owed by Seller to Parent or any of its other Affiliates;

(iii) all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

(iv) subject to Section 6.08 hereof, all liabilities or obligations of Seller for Taxes related to the period prior to the Closing Date;

(v) all salaries, wages and bonuses earned by employees of the Seller prior to the Closing Date; all liabilities or obligations of Seller with respect to the Excluded Employment Agreements; all liabilities or obligations of Seller with respect to the Employee Plans; all obligations and liabilities of Seller (including, without limitation, salary and bonus obligations) under any retention, stay-pay or similar agreements with employees of Seller;

(vi) all obligations and liabilities for product or general liability claims related to the Business and incurred before the Closing Date; and

(vii) any other Damages arising under the FDCA or any Environmental Law arising from or relating to activities, conditions, or operations of any of the Companies or the Leased Real Property prior to the Closing Date.

Section 2. Purchase Price. As full payment for the Acquired Assets and Seller's and Parent's non-competition covenants as set forth in Article VI hereof, Buyer shall (i) pay to Seller a purchase price of One Million Six Hundred Eighty-Two Thousand Six Hundred Thirty-Three United States Dollars (US $1,682,633) (the "Initial Purchase Price") subject to adjustment as provided in Section 2.03 hereof (the Initial Purchase Price, as so adjusted, the "Purchase Price") and
(ii) assume the Assumed Liabilities. The Initial Purchase Price shall be payable to Seller as follows:

(a)   At the Closing.  On the Closing Date, Buyer shall:

(i) pay an amount equal to Six Hundred Eighty-Two Thousand Six Hundred Thirty-Three United States Dollars (US $682,633) to Seller (the "Cash Portion"), subject to the Closing Date Adjustment provided for in Section 2.03;

(ii) cause to be issued warrants to purchase Two Hundred Thousand (200,000) shares of common stock of MediSolution Ltd., at an exercise price of Two Canadian Dollars and Forty Cents (CDN $2.40) (the "Warrants") to Seller;

(iii) deliver a note (the "Note") in favor of Seller in the amount of Five Hundred Thousand United States Dollars (US $500,000), maturing ninety (90) days after the Closing Date, subject to the Closing Date Adjustment and reimbursement as set forth in Section 2.03 and set-off for any Damages which Buyer may incur and for which Buyer may be entitled to indemnity pursuant to the provisions of
Article VIII hereof; and

(iv) cancel and mark "Paid in Full" that certain secured note ("Seller's Note") made by Seller in favor of Buyer with respect to an advance of One Million, One Hundred Eighty-Two Thousand Six Hundred Thirty-Three United States Dollars (US $1,182,633) that was paid to Seller at the time of the signing the Management Agreement and terminate the Management Agreement.

(b)   Earn Out.

(i) Subject to the terms for payment set forth in this Section 2.02(b), ten percent (10%) of the Owned Software license revenue invoiced from March 3, 2001 until the one (1) year anniversary of the Closing Date (the "Earn Out Period"), with respect to the specific projects (collectively the "Projects," and, each individually a "Project") set forth on Schedule 2.02(b), shall be payable by the Buyer to Seller (the "Earn Out").

(ii) The Earn Out shall be paid in arrears by Buyer to Seller in cash as soon as practicable after each of the following dates: June 30, 2001, September 30, 2001, December 31, 2001 and March 31, 2002 (each a "Payment Date"); provided, however, that Buyer shall only be required to make Earn Out payments with respect to Projects for which Owned Software license revenue invoiced during the Earn Out Period has been received by Buyer on or before the Payment Date. Notwithstanding the foregoing, as soon as practicable following the last day of any month after March 31, 2002, in which any Owned Software license revenue invoiced during the Earn Out Period has been received by Buyer, Buyer shall make additional Earn Out payments as necessary; provided, however, that Buyer shall have no liability whatsoever to make any Earn Out payments to Seller for a Project with respect to which Owned Software license revenue invoiced during the Earn Out Period has not been received by Buyer on or before March 31, 2003. Buyer shall not be required to take any measures other than in the ordinary course of business and on commercially reasonable terms to collect on any overdue accounts receivable with respect to a Project. If Buyer shall have to return or repay any Owned Software license revenue invoiced and received by it with respect to a Project prior to any Payment Date, and Buyer has made an Earn Out payment to Seller with respect to such Project, Buyer shall be entitled to reduce any Earn Out payment due to Seller by ten percent (10%) of the amount returned or repaid (e.g., if $50,000 is returned, the Earn Out payment shall be reduced by $5,000); provided, however, that Buyer shall be restricted from reducing any Earn Out payment due to Seller if such repayment or return (whether in cash or by credit against future amounts invoiced) is for the implementation of or other services related to the Owned Software and not for the Owned Software itself.

(iii) Buyer shall have a right of set-off against any Earn Out payment for Damages which Buyer may incur and for which Buyer may be entitled to indemnity pursuant to the provisions of Article VIII hereof.

(iv) Access to Books and Records. Buyer and Seller shall permit each other's representatives, during normal business hours, to have full and complete access to, and to examine, all books, records and work papers of or relating to the calculation of payments in respect of the Earn Out which are in its possession, and which books, records and work papers are necessary or appropriate to prepare and/or review such calculation. Buyer and Seller shall bear all costs of the respective representatives in connection with this Section 2.02.

Section 3.     Closing Date Purchase Price Adjustment.

(a) Preparation of Final Closing Statement. On the Closing Date, Buyer and Seller shall agree upon a Final Closing Statement (the "Final Closing Statement") setting forth in reasonable detail the calculation of the Net Working Capital as of March 3, 2001. The Final Closing Statement shall be prepared in accordance with GAAP. Seller hereby represents and warrants to Buyer that all information provided to Buyer in connection with the preparation of the Final Closing Statement is true and correct and in accordance with GAAP.

(b) Closing Date Purchase Price Adjustment. On the Closing Date, Buyer shall adjust the Cash Portion of the Initial Purchase Price as follows (the "Closing Date Adjustment"):

(i) If the Expected Deficit Amount is less than the Net Working Capital set forth on the Final Closing Statement (the "Excess Loss"), Buyer shall reduce the Cash Portion by an amount equal to the Excess Loss, and if the Excess Loss exceeds the Cash Portion, the remaining Excess Loss shall reduce the principal amount of the Note (e.g., where the Expected Deficit Amount equals $(317,367) and Net Working Capital set forth on the Final Closing Statement equals $(417,367) then the Cash Portion shall be reduced by $100,000).

(ii) If the Expected Deficit Amount is greater than the Net Working Capital set forth on the Final Closing Statement, then Buyer shall increase the Cash Portion by an amount equal to such excess; provided, however, that any increase in the Cash Portion shall be limited to Two Hundred Thousand Dollars ($200,000) and any additional amounts shall be applied to increase the principal amount of the Note (e.g., where Expected Deficit Amount equals $(317,367) and Net Working Capital on the Final Closing Statement equals $(217,367) then the Cash Portion shall be increased by $100,000).

Section 4.. Certain Receivables. As set forth on the Final Closing Statement, the aggregate face value of the accounts receivable outstanding on the Closing Date equals Nine Hundred Seventy-One Thousand Five Hundred Fifteen U.S. Dollars ($971,515) (the "Closing Date Receivables"), which are subject to a reserve for doubtful accounts of Five Hundred Twenty-Four Thousand Nine Hundred Ninety-Nine U.S. Dollars ($524,999) (the "Reserve"), such that the net accounts receivable equal Four Hundred Forty-Six Thousand Five Hundred Sixteen U.S. Dollars ($446,516) (the "Net Receivables"). To the extent that Buyer collects, after the Closing Date, amounts in respect of the Closing Date Receivables in excess of the Net Receivables only, Buyer shall promptly pay over to Seller in cash those amounts; provided, however, that Buyer shall not be liable to pay over any amounts in excess of the Reserve. In addition, Buyer shall be entitled to compromise (either by way of discount or write-off) up to twenty-five percent (25%) of any Closing Date Receivables without the consent of Seller, provided that Buyer shall consult Seller on any such compromise. Any proposed compromise (either by way of discount or write-off) by Buyer of any Closing Date Receivables in excess of twenty-five percent (25%) shall require the consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 5. Internal Revenue Form 8594. The parties hereto agree that the sum of the Initial Purchase Price plus the Assumed Liabilities shall be allocated among the Acquired Assets and Seller's and Parent's covenants not to compete in accordance with the fair market value of each which is set forth on Exhibit A and is consistent with their negotiations and agreement; and the parties hereto shall each act in a manner consistent with Exhibit A in (i) filing Internal Revenue Form 8594, captioned "Asset Acquisition Statement under Section 1060;"
(ii) paying sales and other transfer Taxes in connection with the purchase and sale of the Acquired Assets pursuant to this Agreement, except as required by a final determination, as defined in Section 1313 of the Code, in which the allocation is modified; and (iii) for all other purposes.

                                ARTICLE III
                                 CLOSING

Section 1. Time and Place. The Closing under this Agreement shall take place at the offices of Buyer's counsel, Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, at 10:00 a.m., local time, on the date hereof.

Section 2. Deliveries by Seller. At the Closing, Seller and Parent shall deliver or cause to be delivered to Buyer or its nominee(s):

(a) the Bill of Sale in substantially the form of Exhibit B (the "Bill of Sale"), dated the Closing Date and duly executed by an authorized officer of Seller and Parent, and any other owners of any of the Acquired Assets to be transferred thereby, transferring certain Acquired Assets to Buyer, including, without limitation, Fixed Assets and Inventory;

(b) the Assignment and Assumption Agreement in substantially the form of Exhibit C (the "Assignment and Assumption Agreement"), dated the Closing Date and duly executed by an authorized officer of Seller and Parent, transferring certain Acquired Assets to Buyer, including, without limitation, Contracts and receivables;

(c) assignments in substantially the form of Exhibit D of all rights of Seller or its Affiliates, with respect to the Intellectual Property including, without limitation, the Owned Software (the "IP Assignments"), dated the Closing Date and duly executed by an authorized officer of Seller or Affiliate, as the case may be;

(d) all documentation necessary and appropriate under applicable law to convey ownership of all of the issued and outstanding capital stock of MarkCare UK;

(e) full possession and control of the Acquired Assets, including, without limitation, the Owned Software, the cash in Operating Account and the other bank or trust accounts (whether checking, savings or otherwise) of the Business set forth on Schedule 3.02(e);

(f) an opinion, dated the Closing Date, of McLaughlin & Stern, LLP, counsel to Seller and Parent, in substantially the form of Exhibit F and attached thereto the opinion of Delaware counsel that no approval of the stockholders of Parent is required to consummate the transactions contemplated by this Agreement;

(g) certificates dated the Closing Date and signed by each of Seller's and Parent's Secretary, as applicable, to the effect that (A) (1) copies of Seller's and Parent's charters attached to the respective certificates are true, correct and complete, (2) no amendments to the charters have occurred since the date of the last amendment annexed, if any (such date to be specified and a copy of such charter, as amended, to be annexed to such certificate), (3) true and correct copies of Seller's and Parent's by-laws as in effect on the date thereof and at all times since the adoption of the resolutions referred to in clause 4 are annexed to the respective certificate, and (4) the resolutions by Seller's and Parent's Boards of Directors, and in the case of Seller its stockholder, authorizing the actions taken in connection with the sale of the Acquired Assets, including the execution and delivery of this Agreement, were duly adopted and continue in full force and effect (a copy of such resolutions to be annexed to such certificate); (B) Seller's and Parent's officers executing this Agreement, and the documents executed and delivered pursuant to or in connection with this Agreement, are incumbent officers of Seller and Parent, as the case may be, and that the specimen signature on such certificate or certificates is his or her genuine signature; and (C) Seller and Parent are in good standing in all jurisdictions in which the they are authorized to do business, as evidenced by good standing certificates, issued as of a recent date by the Secretary of State of the State of Delaware;

(h) consents, estoppel certificates and waivers from third parties to Contracts and leases identified in Schedule 3.02(h);

(i) all documentation necessary or appropriate to convey rights under all Permits including, without limitation, the general assignment substantially in the form of Exhibit E, if any, issued to the Companies by any Governmental Authority, if and to the extent the same are transferable, including, without limitation, Permits and pending applications under any Environmental Laws or the FDCA, in connection with the operation of the Business;

(j) releases from any third party having an Encumbrance on any Acquired Assets or such other evidence of termination of such Encumbrance as is reasonably acceptable to Buyer;

(k) evidence satisfactory to Buyer that all intercompany debt between MarkCare UK and Seller and/or Parent has been forgiven; and

(l) such other documents and instruments as are reasonably required to be delivered to Buyer or its nominee(s) by Seller and any of its Affiliates in order to effect the transactions contemplated by this Agreement, including vehicle titles to any certificated vehicles included among the Acquired Assets and a certificate of name change of Seller evidencing the removal of "MarkCare" from the name of Seller.

Section 3. Deliveries by Buyer. At the Closing, Buyer and/or its nominee(s) shall deliver to Seller the following:

(a) the Cash Portion of the Purchase Price, subject to the Closing Date Adjustment provided for in Section 2.03, payable in cash by wire transfer of immediately available funds to such bank account or accounts as Seller may specify;

(b)   a certificate representing the Warrants;

(c)   the Note;

(d)   a guaranty of payment of the Note by MediSolution, Ltd.;

(e)   Seller's Note marked "Paid in Full,"

(f) UCC 3 termination statements releasing Buyer's liens on certain assets of Seller in connection with Seller's Note;

(g) the Assignment and Assumption Agreement, dated the Closing Date and duly executed by an authorized officer of Buyer;

(h) a certificate or certificates dated the Closing Date and signed on behalf of Buyer by its Secretary to the effect that (A) (1) the copy of Buyer's charter attached to the certificate is true, correct and complete, (2) no amendment to Buyer's charter has occurred since the date of the last amendment annexed (such date to be specified and a copy of such articles as amended, to be annexed to such certificate), (3) a true and correct copy of the by-laws or similar organization documents of Buyer as in effect on the date thereof and at all times since the adoption of the resolutions referred to in clause 4 is annexed to such certificate, and (4) the resolutions by the Board of Directors of Buyer authorizing the actions taken and authorizing the officers of Buyer to execute all documents and instruments to be executed and delivered in connection with the purchase of the Acquired Assets and the Business, including the execution and delivery of this Agreement, were duly adopted and continue in force and effect (a copy of such resolutions to be annexed to such certificate);
(B) Buyer's officer executing this Agreement and the documents executed and delivered pursuant to or in connection with this Agreement is an incumbent officer of Buyer and that the specimen signature on such certificate or certificates is his or her genuine signature; and (C) Buyer is in good standing in all jurisdictions in which Buyer does business, as evidenced by certificates of good standing; and

(i) such other documents and instruments as are reasonably required to be delivered to Seller by Buyer and/or its nominee(s) in order to effect the transactions contemplated by this Agreement in accordance with the terms and conditions hereof.

Section 4.   Non-Assignable Contracts or Permits.

(a) Notwithstanding anything contained in this Agreement to the contrary but subject to the remainder of this Section 3.04 and the provisions of Section 6.07 below, this Agreement shall not constitute an assignment of any right, title or interest in, to or under any Contract or Permit or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of Buyer or Seller thereunder, unless any such required consent has been obtained and is in full force and effect. Seller shall use reasonable commercial efforts to obtain and Buyer agrees to cooperate reasonably with Seller in its efforts to obtain (including, without limitation, the submission of reasonable financial and other pertinent information concerning Buyer and the execution and delivery of any assumption agreements or similar documents reasonably requested by a third party), the consent of any such third party to the assignment or transfer thereof to Buyer in all cases in which such consent is required for assignment or transfer.

(b) As of the Closing Date, Buyer and Seller acknowledge that those leases for computer equipment set forth on Schedule 3.4 (the "Dell Leases") are non-assignable, and that Seller shall use its best efforts to provide or cause to be provided to Buyer, to the extent permitted by law, the benefits under the Dell Leases. In consideration thereof and notwithstanding the non-assignability of the Dell Leases, Buyer intends to make Seller's payments when due, pursuant to the terms of such leases, for so long as Buyer receives the benefits under the Dell Leases, including, without limitation, possession, use, potential for gain and dominion, control and command of such computer equipment. Buyer and Seller acknowledge that certain valuable rights in the form of options to purchase the computer equipment exist under the Dell Leases and that Seller is bound by the provisions of subsection (a) of this Section 3.04 with respect to the Dell Leases, but if such efforts to assign the Dell Leases are unsuccessful, Seller shall exercise such options on behalf of Buyer and upon Buyer's reimbursement of the option exercise price to Seller, Seller shall transfer and convey good and valid title of the computer equipment to Buyer in accordance with this Agreement.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Seller and Parent hereby, jointly and severally, represent and warrant the following to Buyer:

Section 1.     Organization; Good Standing.

(a) Seller and Parent. Seller and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent owns ninety-five percent (95%) of the outstanding shares of capital stock of Seller.

(b) MarkCare UK. MarkCare UK is a limited company incorporated under the laws of England and Wales and has been in continuous existence since incorporation. MarkCare UK has complied with the provisions of the Companies Acts and other legal requirements in connection with the formation and management of MarkCare UK, the creation of new shares, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

Section 2.. Corporate Authority. Seller and Parent each has the corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with this Agreement, to perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action (including, without limitation, obtaining the consent and approval of its stockholders, to the extent required by applicable law or the rules and regulations of any stock exchange or trading medium on which its capital stock is listed or quoted) to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. No action by the stockholders of Parent is required in connection with the consummation of the transactions contemplated by this Agreement. This Agreement is, and the other agreements and instruments to be executed and delivered by Seller and/or Parent in connection with this Agreement and the transactions contemplated hereby will constitute, the legal, valid and binding obligations of Seller and Parent, as applicable, enforceable against Seller and Parent, as applicable, in accordance with their respective terms.

Section 3. No Violation. Neither the execution, delivery or performance by Seller or Parent of this Agreement or the other documents and instruments to be executed and delivered by Seller or Parent pursuant hereto, nor the consummation by Seller or Parent of the transactions contemplated hereby or thereby
(a) violates or conflicts with any provision of the certificate of incorporation or bylaws of Seller or Parent, (b) violates or conflicts with any applicable law, rule or regulation or any Order, or (c) subject to the provisions of
Section 4.04 and to obtaining the consents set forth in Schedule 4.04,
(i) violates or conflicts with or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under or results in the termination of, or accelerates the performance required by, any term or provision of any Contract, Order, arbitration or award to which Seller or Parent is a party or by which it or any of their respective assets or properties may be bound or affected or (ii) results in the creation of any Encumbrance upon any of the Acquired Assets.

Section 4. Consents. Without giving effect to the provisions of Section 3.04, no authorization, consent, approval, Order or filing with or notice to any Governmental Authority or another Person, is necessary for the execution and delivery of this Agreement by Seller or Parent or any other agreement or document to be delivered by Seller or Parent or the consummation by Seller or Parent of the transactions contemplated hereby or thereby.

Section 5.  Intellectual Property; Software.

(a) Set forth in Schedule 4.05(a) is a complete list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which the Companies are conducting the Business or have within the previous five years conducted the Business) owned by, licensed to or otherwise material to the Business.

(b) Set forth in Schedule 4.05(b) is a complete list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Business.

(c) Set forth in Schedule 4.05(c) is a complete list and description (showing in each case the parties thereto and the material terms thereof) of all Contracts and indemnities which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 4.05(a), (ii) any Trade Secrets owned by, licensed to or used by the Companies or (iii) any Software listed in Schedule 4.05(b).

(d) The Companies or Parent either: (i) own the entire right, title and interest in and to the Intellectual Property and Software included in the Acquired Assets, free and clear of any Encumbrance; or (ii) have the perpetual, royalty-free right to use, and transfer as required under this Agreement, the same.

(e) (i) All registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 4.05(a) as being owned by the Companies or Parent are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property and Intellectual Property Rights owned by the Companies or Parent are valid and enforceable; and (iii) each of the Companies and Parent have the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of the Intellectual Property and Software owned by the Companies or Parent and included in the Purchased Assets or related to the Business, as the case may be, and to the best knowledge of each of the Companies, there is no basis for any such action. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 4.05(a) as being owned by the Companies or Parent; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 4.05(a) as being owned by the Companies or Parent (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered by Seller to Buyer.

(f) The Companies' and Parent's Intellectual Property and Intellectual Property Rights do not infringe and the Companies and Parent have not misappropriated or otherwise violated the Intellectual Property or Intellectual Property Rights of any third party. No claim of any infringement, misappropriation or other violation of any Intellectual Property or Intellectual Property Right of any other Person has been made or asserted against the Companies or Parent relating to the Purchased Assets or the Business and the Companies or Parent have not had notice of, or knowledge of any basis for, a claim against the Companies or Parent that their operations, activities, products, software, equipment, machinery or processes infringe any Intellectual Property or Intellectual Property Right of any other Person.

(g) (i) The Software included in the Acquired Assets is not subject to any transfer, assignment, site, equipment, or other operational limitations;
(ii) the Companies and Parent have maintained and protected the Software (including, without limitation, all source code and system specifications) with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. Section 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Companies have copies of all releases or separate versions of the Software so that the same may be subject to registration in the United States Copyright Office or foreign copyright offices;
(v) the Companies have the complete and exclusive right, title and interest in and to the Software subject only to licenses issued by the Companies to users in the ordinary course of business; (vi) the Companies have developed the Owned Software through their own efforts and for their own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Companies); (vii) no third party Software or other property was used in or necessary for the development of the Owned Software or Documentation or is intended to be embedded in, included with or shipped with the Owned Software; (viii) the Software does not infringe, misappropriate or violate any Intellectual Property or Intellectual Property Right of any other Person; (ix) any Software includes the Source Code, Documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations of the Business; (x) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Software by any other Person; (xi) the Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; (xii) the Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the U.S. Department of Commerce and/or the United States State Department and (xiii) the Software is Year 2000 Compliant.

(h) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Companies or Parent or any predecessor in interest of them either: (i) is a party to a "work-made-for-hire" agreement under which the Companies or Parent are deemed to be the original owner/author of all property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of the Companies or Parent (or such predecessor in interest, as applicable) of all right, title and interest in such material.

Section 6. Fixed Assets. Set forth in Schedule 4.06 is a complete list of all Fixed Assets having a book value as of December 1, 2000 in excess of $1,000.00 and all Contracts relating to the Fixed Assets.

Section 7. Title to Assets. Seller or Parent has good title to all of the Acquired Assets owned by it, including, without limitation the Owned Software, free and clear of all Encumbrances and MarkCare UK has good title to all properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to be owned by it, free and clear of all Encumbrances. There are no facts or conditions affecting any of the Companies or Parent which could individually or in the aggregate, interfere in any material respect with the use, occupancy or operation of the Acquired Assets or the properties or assets of MarkCare UK, taken as a whole, as currently used, occupied or operated, or their adequacy for such use.

Section 8. Condition of Assets. Each item of the Fixed Assets included in the Acquired Assets, and each of the properties and assets of MarkCare UK is in good working order or repair adequate for its present use, reasonable wear and tear and scheduled maintenance excepted. The Companies have access to all utilities, including electrical, telephone, Internet, water and sewage, necessary to operate the Business and the Acquired Assets in the ordinary course consistent with past practices, and there are no unpaid assessments for the installation thereof or charges for making connection thereto that have not been fully paid.

Section 9.. Completeness of Assets Transferred; Operation of the Business. Upon the consummation of the transactions contemplated by this Agreement, Buyer will own, lease or have access to all properties, assets and rights required for the continued operation of the Business on a basis consistent, individually and in the aggregate, with the operation of the Business immediately prior to the date of this Agreement. The Business has been at all times conducted only by the Companies and the Companies have at all times done nothing but operate the Business. Set forth in Schedule 4.09 are descriptions of all material services provided by Seller or any Affiliate of Seller utilizing (i) assets not included in the Acquired Assets, (ii) assets not owned or leased by MarkCare UK or (iii) Persons not set forth in Schedule 4.16.

Section 10.    Financial Statements.

(a) The balance sheets of the Companies and MarkCare Korea at June 30, 2000 (the "Balance Sheets"), and the related statements of income and retained earnings and cash flows for the year then ended (collectively, the "Financial Statements") and the balance sheets of the Companies at June 30, 1999 and 1998, and the related statements of income and retained earnings and cash flows for the years ended June 30, 1999 and 1998 (collectively, the "Historical Financial Statements"), each as derived from the consolidating financial statements prepared in connection with the Parent's audited consolidated financial statements and each as reviewed by the Parent's independent auditors and together with the auditor's report on the consolidated financial statements of the Parent attached to Schedule 4.10 (i) are true and correct and have been prepared from the books and records of Seller, Parent, MarkCare UK and MarkCare Korea (as the case may be) in accordance with GAAP, consistently applied throughout the periods covered thereby except as set forth in the notes thereto,
(ii) fairly present when taken together the financial position of the Business as of their respective dates and set forth in full and reflect all liabilities of the Business as of such dates, and (iii) the income statements fairly present the results of the operations of the Business for the periods indicated and covered thereby.

(b) The unaudited balances sheets of the Companies and MarkCare Korea at September 30, 2000 and December 31, 2000 (the "Interim Balance Sheets"), and the related statements of income for the quarters then ended (collectively the "Interim Financial Statements") and the unaudited balances sheets of the Companies at March 3, 2001 (the "Latest Balance Sheets") attached to Schedule
4.10 (i) are true and correct and have been prepared from the books and records of Seller, Parent, MarkCare UK and MarkCare Korea (as the case may be) in accordance with GAAP, consistently applied throughout the periods covered thereby, subject to normal and customary year-end closing adjustments, the lack of full footnote presentations, and lack of statements of cash flows and retained earnings (ii) fairly present when taken together the financial position of the Business as of their respective dates and set forth in full and reflect all liabilities of the Business as of such dates, and (iii) the income statements fairly present the results of the operations of the Business for the periods indicated and covered thereby. Neither Seller nor Parent knows or has any reason to know of any liability or any basis for the assertion against the Business of any liability required to be reflected or reserved against in the Balance Sheets, Interim Balance Sheets or Latest Balance Sheets according to GAAP, and not so reflected or reserved.

Section 11.    Subsidiaries.

(a) MarkCare UK. The authorized capital stock of MarkCare UK consists of nine hundred (900) L 1.00 par value ordinary shares, of which nine hundred (900) have been validly issued and are outstanding as fully paid and non-assessable, all of which are beneficially owned by Seller, registered in the name of Parent and are in the process of being registered in the name of Seller. All of the issued and outstanding shares of capital stock of MarkCare UK (the "Shares") are owned by Seller free and clear of any Encumbrances. There are no outstanding options, warrants, calls, agreements, arrangements, understandings, preemptive rights, acquisition rights or any other rights or claims of any character to purchase or otherwise acquire any of the Shares or any securities convertible into or exchangeable for such Shares which restrict the transfer or voting of, require the issuance of, or otherwise relate to the Shares. There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Seller to sell, transfer, assign, pledge, charge, mortgage, hypothecate or in any way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement. There are in existence no agreements or arrangements which confer on any Person or Persons any right to call for the issue, allotment or transfer of any of the Shares or authorized but unissued securities of MarkCare UK. Copies of the memorandum and articles of association or other organizational documents of MarkCare UK have been supplied or made available to Buyer or its legal advisers. All such copies are complete and accurate in all respects, have attached to them copies of all resolutions and other documents required by applicable law to be so attached, and fully set out the rights and restrictions attaching to each class or series of capital stock to which they relate. MarkCare UK has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies or to any authority whatsoever by MarkCare UK have been correctly and properly prepared and so filed or delivered.

(b) MarkCare Korea. Seller and Parent have contacted Mr. J. M. Park, Seller's accountant in Korea, and directed him to take all actions necessary under applicable law to dissolve, wind up and liquidate MarkCare Korea, it being understood that the terms "dissolve" and "liquidate" refer to general corporate law concepts as used in the United States and that Mr. Park has been instructed to effectuate Korean analogs to such concepts.

Section 12. Litigation. Except as set forth in Schedule 4.12,

(a) there is no litigation, suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or threatened against the Companies or Parent relating to the Business or the Acquired Assets and there are no unasserted claims possible of assertion involving the Business or the Acquired Assets;

(b) there are no audits by any Governmental Authority, claims for unpaid Taxes of any kind, or other similar actions, proceedings or disputes pending or threatened against or affecting the Business;

(c) there are no unpaid judgments of any kind against the Companies or Parent relating to the Business or the Acquired Assets; and

(d) neither the Companies nor Parent have been charged with or threatened with a charge or violation or is it under investigation with respect to any alleged violation of any provision of any federal, state, local or foreign law or Order relating to any aspect of the Business or the Acquired Assets.

Section 13.. Contracts and Commitments. Schedule 4.13 contains a correct and complete list of all Contracts related to the Business in effect on the date of this Agreement (which, together with the Contracts set forth in Schedules 4.05(c) and 4.06, are referred to herein as the "Company Contracts").Seller has delivered to Buyer correct and complete copies of each of the Company Contracts listed in Schedule 4.13. There is no default by the Companies, Parent or by any other party, under any of the Company Contracts and no condition or state of facts exists which, with the giving of notice or the passage of time, or both, would constitute such a default by the Companies, Parent or by any other party, except for any requirement that consent be obtained in order for the Companies or Parent to assign such Company Contracts to Buyer pursuant to this Agreement. Each of the Company Contracts is in full force and effect, is the legal, valid, binding and obligation of the Companies or Parent and is enforceable against the Companies or Parent in accordance with its terms. Each of the Company Contracts is the legal, valid, binding and obligation of the other parties thereto and is enforceable against the other parties thereto in accordance with its terms.

Section 14.   Compliance with Law.

(a) Requirements of Laws. The Business and the Acquired Assets have been operated at all times by the Companies in compliance with all applicable Requirements of Laws. Without limiting the generality of the foregoing, the Companies have not made any offer, payment, promise to pay or authorization for payment of money, or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977 and Parent and the Companies, as applicable, are in compliance with the accounting related provision of such act.

(b) Permits. The Companies have all Permits necessary for the present conduct of the Business and the Acquired Assets; all such Permits are in full force and effect; all such Permits are transferable to Buyer and the Companies are not operating the Business or the Acquired Assets in violation of any such Permits; there is no default by the Companies thereunder and no suspension or cancellation of any of them is being threatened.

Section 15.    Environmental Compliance.

(a) Condition of Property. No condition exists or has existed on the Leased Real Property or any real property ever owned or leased by any of the Companies that violated or currently violates any Environmental Law, where such violation could reasonably be expected to result in Buyer incurring any costs or expenses for damages, fines, costs of achieving compliance, or investigation or clean-up costs as a result of actions or proceedings by any (i) Governmental Authority;
(ii) by any third party; or (iii) by Buyer during its normal and reasonable course of its facility operations.

(b) Compliance with Law. The Business has been operated at all times, and all Hazardous Substances used, handled, or generated at or in connection with the real properties used by the Business have been transported and otherwise used, handled, treated and disposed, in compliance with all applicable Environmental Laws.

(c) Permits and Licenses. The Companies have had at all times in full force and effect all Permits which are required with respect to the properties and operations of the Business under applicable Environmental Laws. The Companies and the Business have been in compliance with (i) all terms and conditions of the Permits which are required with respect to the properties and operations of the Business under applicable Environmental Laws, and (ii) all Requirements of Laws. All Permits which are required with respect to the properties and operations of the Business under applicable Environmental Laws and which are used by the Companies in connection with the Business are transferable to Buyer, no suspension or cancellation of any of them is being threatened, and such Permits may be renewed and timely complied with without material expense.

(d) Pending or Threatened Environmental Claims. There are no threatened or pending claims under Environmental Laws relating to the Acquired Assets or the Business.

(e) Hazardous Substances or Environmental Claims Notification. There has not been and there is no reason to expect to receive any citation, directive, inquiry, notice, Order, summons, warning or other communication regarding Hazardous Substances or Environmental Laws that relate to the Business or the Acquired Assets.

(f) Certain Material. There is not in, on or under any of the real properties used by the Business any (i) electrical transformers containing PCBs, (ii) underground storage tanks, (iii) asbestos in friable form that would require abatement under any Environmental Law, or (iv) Hazardous Substances in concentrations, levels or amount that would require a response or remediation under any Environmental Law.

Section 16.. Employees. Set forth in Schedule 4.16 is a complete and correct list of the names, titles, and rates of compensation of all employees of the Companies. Since June 30, 2000, there has not been any increase in compensation payable to or to become payable to any employees of the Companies (whether for salary, bonus, severance, stay-pay or otherwise), except for (a) regular increases granted in the ordinary course of the Business and consistent with past practice of the Business to officers of the Companies all of which are accurately and completely set forth in Schedule 4.16, (b) regular increases granted in the ordinary course of the Business and consistent with past practice of the Business to employees of the Companies who are not officers of the Companies, and (c) any bonuses payable as a result of the completion of the transactions contemplated hereby, all of which are accurately and completely set forth in Schedule 4.16. There are no grievances, actions, suits or proceedings which are pending or threatened, by or involving any of the employees, former employees or beneficiaries of employees of the Companies or related to the Business with respect to their employment or benefits incident thereto, whether before the National Labor Relations Board or otherwise, and including, without limitation, any unfair labor practice complaint. There is no union representation of employees of the Companies or related to the Business, or any strike, slowdown, work stoppage or lockout any threat of any of the foregoing, including, without limitation, activities or proceedings of any labor union to organize the Companies' employees. None of the Companies is a party to or bound by any collective bargaining agreement. The Companies have not heretofore incurred any liability under, and the Companies have heretofore complied with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder (the "WARN Act"). Schedule 4.16 contains (x) a complete and correct list of (1) all former employees of the Companies terminated or laid off by the Companies during the ninety (90) days prior to the date of this Agreement and (2) all employees of the Companies who have experienced a reduction in hours of work of more than 50% during any month during the ninety
(90) days prior to the date of this Agreement, and (y) a complete and correct description of all notices given by the Companies in connection with the WARN Act.

Section 17.    Employee Plans.

(a) Schedule 4.17(a) contains a complete list of all pension, retirement, profit-sharing, stock bonus, deferred compensation, bonus, incentive, performance, stock option, stock purchase, restricted stock, cafeteria, flexible spending, medical, vision, dental, life, disability or other group insurance, severance, termination or other similar plan, policy or arrangement (whether oral or written and whether or not subject to the ERISA) that benefits any of the employees of the Companies (the "Employee Plans"). Seller has made available to Buyer a correct and complete copy of each such Employee Plan.

(b) Except as set forth on Schedule 4.17(b), none of the Companies nor any of their ERISA Affiliates is required to contribute to, nor have the Companies nor any of their ERISA Affiliates ever been required to contribute to, or otherwise had any liability with respect to, any "multiemployer plan" within the meaning of Section 3(37) of ERISA. None of the Companies nor any of their ERISA Affiliates maintains, sponsors or has any obligation with respect to (or has ever maintained, sponsored or had any obligation with respect to) any plan subject to Title IV of ERISA. Without limiting the generality of any other representation contained in this Agreement, there exists no lien on any of the Acquired Assets or assets of MarkCare UK arising under Sections 302(f) or 4068(a) of ERISA or Section 412(n) of the Code.

Section 18.    Pensions.

(a) Except for the Markcare Group Personal Pension Plan, the Scottish Amicable Executive Pension Plan nos. 120PR495, 640EV158, 753LX175 and 819MY318 and the AIG Life (UK) group life insurance policy no. 399A0792 (together the "Pension Plans"), the Companies are not and never have been parties to and have no obligation and never have had any obligation to provide and do not participate in or contribution to and have never participated in or contributed to any scheme or arrangement for the provision of any pension, retirement, death, incapacity, sickness, disability, accident or healthcare benefits, or any gratuities, allowances or any other similar benefits to or for the benefit of any of their present or former officers, employees or any of their families or dependents.

(b)   There has been disclosed to the Buyer:

(i) a true and complete copy of all documentation constituting and governing the Pension Plans;

(ii) a true and complete copy of all announcements, explanatory booklets and literature issued to any present or former officers or employees of the Companies concerning the Pension Plans.

(iii)a true and complete list of all current members of the Pension Plans;

(iv) the rate of contributions which the Companies pay to the Pension Plans for each officer or employee who is a member; and

(v) copies of all policies of insurance relating to the Pension Plans.

(c) In relation to the Pension Plans, the Companies comply with and have always complied with all applicable laws (including sex discrimination law), regulations and requirements applicable to the Pension Plans.

(d) The Companies have implemented in all respects all legal obligations to disclose to the members of the Pension Plans information as to their rights thereunder.

(e) No employee has been excluded from membership of any of the Pension Plans on the grounds of the number of hours worked per week by that employee.

(f) All employers' and employees' contributions are paid monthly in arrears and those contributions due and payable to the trustees of the Pension Plans by the Companies prior to completion being those contributions due in respect of all months down to and including the month ended on February 28, 2001 have been paid. The Companies have notified the Buyer of the rate at which contribution to the Pension Plans are paid and the basis on which they are calculated.

(g) The Companies have not engaged in any practice or exercised any discretion for the purpose of creating an expectation of benefits on the part of any Person different from those benefits which would otherwise be payable to that Person under the rules of the Pension Plans from time to time.

(h) No undertaking or assurance has been given as to the continuance or introduction, or increase or improvement of any pension rights or entitlements which the Companies would be required to implement in accordance with good industrial relations practice, whether or not there is any legal obligation to do so.

Section 19.. Absence of Certain Changes, Events or Conditions. Since June 30, 2000 (a) the Business has been conducted only in the ordinary course on a basis consistent with past practice; (b) there has not been any change in the Acquired Assets or the Business; (c) the Companies have not entered into, adopted or amended, or altered the contribution policies under, any Employee Plan;
(d) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Companies; (e) there has not been any change in the Companies' accounting principles; (f) there has not been any revaluation by the Companies of any asset (including, without limitation, with respect to inventory, notes or accounts receivable), other than in the ordinary course of business on a basis consistent with past practice or any failure by the Companies to revalue any of their assets in accordance with the Companies' accounting principles consistent with past practice and GAAP; and
(g) the Companies have not materially reduced the price of any of their products generally.

Section 20.   Taxes.

(a)   General.

(i) All Returns required to be filed on or prior to the Closing Date by, or with respect to any activities of, the Business have been timely filed in accordance with all applicable laws, and all Taxes due for such periods have been paid. No liens have been filed and no claims are being asserted by or against the Companies with respect to any Taxes relating to the Business and there is no basis for the assertion of such liens.

(ii) Schedule 4.20 lists all United States federal and state income Tax Returns filed with respect to the Business for taxable periods ended after June 30, 1997 and indicates those income Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all pro forma separate company United States federal income Tax Returns filed with respect to the Business for taxable years ended after June 30, 1997. Seller has delivered to Buyer correct and complete copies of all United States federal examination reports and statements of deficiencies assessed against or agreed to by the Business after June 30, 1997.

(iii)The Business has not waived any statute of limitations in respect of United States Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) No election has been made to treat MarkCare UK as a pass through entity under Section 7701 of the Code.

(v) All transactions among or between the Seller, Parent and MarkCare UK, have been within the arms length standard as applied under Section 482 of the Code and the relevant provisions of applicable non-U.S. tax law.

(b)   MarkCare UK's Returns.

(i) All Returns required to be filed on or prior to the Closing Date by MarkCare UK have been timely filed with the appropriate Taxing Authority in accordance with all applicable laws. All Taxes shown to be due on such Returns have been paid in a timely manner, and such Returns are true, correct and complete in all material respects. To Seller's or Parent's knowledge (after reasonable inquiry), MarkCare UK has complied with and will continue to comply with all applicable legal requirements relating to the payment and withholding of Taxes whether imposed on MarkCare UK, employees, Seller, Parent or another Person. Seller has delivered to Buyer correct and complete copies of all income Tax Returns with respect to MarkCare UK for taxable years ended after June 30, 1997.

(ii) To Seller's or Parent's knowledge (after reasonable inquiry), the charges, accruals and reserves for Taxes with respect to MarkCare UK as reflected in such entity's financial statements are adequate to cover liabilities for Taxes of MarkCare UK for the periods through the Closing Date.

(iii)MarkCare UK has not received notice of assessment or proposed assessment of any Taxes claimed to be owed by it. No Returns filed by or on behalf of MarkCare UK are currently being audited or examined. For the period of time equal to the applicable statute of limitations for auditing the Tax Returns of MarkCare UK, no Taxing Authority has audited the Tax Returns of MarkCare UK. MarkCare UK has not entered into any agreements for the extension of time for the assessment of any Taxes and have not requested any extension of time for the payment of Taxes. MarkCare UK has not received any outstanding and unresolved notices from a Taxing Authority of any proposed examination or of a proposed change in reported information which may result in a deficiency or assessment against MarkCare UK and there are no suits, actions, claims, investigations, inquiries or proceedings now pending against MarkCare UK in respect of Taxes and to Seller's or Parent's knowledge (after reasonable inquiry) there is no basis for a Taxing Authority to propose a change that would result in a deficiency or assessment against MarkCare UK or Seller.

Section 21. Year 2000 Compliance. All of (i) the Companies' internal systems, including, without limitation, computer hardware systems, software applications and embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed or sold by the Business or licensed by the Business to third parties are Year 2000 Compliant. Neither Seller nor Parent is aware of any failure to be Year 2000 Compliant of any third-party system that is material to the Business, including without limitation any system belonging to any of the Business' suppliers, service providers or clients.

Section 22. Accounts Receivable; Customer Relationships. All accounts receivable arising out of the Business that are reflected on the Latest Balance Sheets represent, and such accounts receivable that will be reflected on the Final Closing Statement will represent, bona fide obligations of the respective account debtors due and owing to the Companies and arising in the ordinary course of the Business and, except for the reserves for doubtful account reflected in the Latest Balance Sheets or as established on the Final Closing Statement in the ordinary course of the operation of the Business consistent with past practice, are or will be enforceable in accordance with their terms, fully collectible and not subject to any counterclaim existing at Closing that is not reserved for on the Latest Balance Sheets or the Final Closing Statement. To Seller's or Parent's knowledge (after reasonable inquiry) no reason exists why each of the ten (10) largest clients of the Business during the twelve months ended December 31, 2000 (determined by the dollar amount of sales generated during the applicable period for goods and/or services provided by the Business) will not continue as clients of the Business in accordance with the terms and conditions in existence on the date of this Agreement, and the Business has not received any notice that any of such clients are seeking or intend to seek to cancel, terminate, amend, modify, revoke or supplement its current business arrangements with the Companies

Section 23.. Inventory. All items of Inventory of the Companies are of a quality and quantity that are usable and salable in the ordinary course of Business at normal mark-ups consistent with past practices, subject to any reserve established by the Companies in regard to obsolete or slow-moving inventory. Such Inventory reflected on the Latest Balance Sheets is valued in accordance with GAAP at the lower of cost or market, including any reserve established by the Companies in regard to obsolete or slow-moving inventory. Except for items of Inventory in shipment to the Companies, the Companies hold no items of Inventory on consignment, and do not have title to any items of Inventory in the possession of others. The Inventory of the Companies will, on the Closing Date, be recorded in accordance with GAAP at the lower of cost or market, including any reserve established in regard to obsolete or slow-moving inventory.

Section 24.. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Companies.

Section 25. Product Warranties and Liabilities. The Companies have not given or made any express warranties to third parties with respect to any products sold or services performed by the Companies, except for warranties arising by operation of law. There are no pending or threatened warranty claims, or legal proceedings relating to warranty claims on the basis of warranties offered by the Companies, which if adversely determined could reasonably be expected to result in a liability, individually or in the aggregate, in excess of $10,000. The Companies are insured under policies of insurance relating to product liability listed in Schedule 4.25 for and against any claim for damage to person or property based upon defects in any product to the extent a claim is made during the policy period (subject to deductibles and other terms correctly summarized therein). The Companies provided notice to their insurance carriers of all claims which may be covered by such insurance and which are presently pending against it and no insurance carrier has denied coverage, reserved rights against the Companies, or otherwise interposed any defense to coverage with respect to any such claims.

Section 26.. Closure of MarkCare Korea. Seller and Parent have caused all operations and business currently being conducted by MarkCare Korea to cease, are in the process of changing the name of MarkCare Korea to remove the trademark "MarkCare" and have delivered documentation satisfactory to Buyer to evidence the foregoing. Set forth in Schedule 4.26 is a complete, true and correct list of the reasonable costs and expenses to be incurred by Seller in connection with Seller's shutting down the operations and business of MarkCare Korea.

Section 27. Regulatory.

(a) FDA Compliance. In connection with Sellers manufacture, marketing, sale and distribution of the IntraScan II Picture Archiving and Communications System and the IntraScan Mini-PACS Ultrasound Picture Archiving and Communications System (collectively, the "Devices"), Seller: (i) has not received or been required to complete or respond to an "EIR" Establishment Inspection Report or an FDA 483 Report; (ii) has not received an FDA warning letter; (iii) has not been listed by the FDA Office of Regulatory Affairs as an entity subject to Inspectional Observation; (iv) has not been subject to or provided notice of any seizure or recall of the Devices, or prosecution, temporary restraining order, or injunction (whether temporary or permanent) initiated by the FDA or any private party; (v) has taken all appropriate measure to respond to and take corrective action to cure any deficiency of which Seller had notice pursuant to any provisions under subparts (i) through (iv) above.

(b) Health Regulatory Compliance. In connection with Seller's manufacture, marketing, sale and distribution of the Devices, Seller is and has been in compliance with all Requirements of Laws including, without limitation, (i) requirements imposed by any Governmental Authority which must be satisfied to qualify for Medicare, Medicaid or other health care program reimbursements, and
(ii) any and all federal, state and local health care laws, including but not limited to, those laws relating to or covering the methods and ways in which electronic data information services and other related or incidental services or benefits, if any, are provided to the medical professional providers, the Federal Health Care Program Anti-Kickback Law and regulations promulgated thereunder (the "Federal Anti- Kickback Law"), and similar state anti-kickback laws and regulations (together with the Federal Anti-Kickback Law, the "Anti-Kickback Laws"), the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations (final, or to the extent generally applied in the industry, proposed) promulgated thereunder ("HIPAA"), all state and local statutes addressing privacy and security of healthcare information and the Balanced Budget Act of 1997, P.L. 105-23, as amended, and regulations promulgated thereunder ("BBA").

Section 28. Brokers' Fees. The Companies have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 29. No Undisclosed Liabilities. The Companies have no Liabilities, except for (i) Liabilities reflected or reserved against in the Latest Balance Sheets and (ii) Liabilities which have arisen after December 1, 2000 in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

Section 30. Disclosure; Veracity of Statements. No representation or warranty contained in this Agreement or in any other agreements, documents, instruments, Exhibits, Schedules and certificates contemplated hereby to be furnished to the Buyer, contains any untrue statement of a material fact or omits to state a material fact necessary in to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants the following to Seller and Parent:

Section 1.. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the corporate power and authority to conduct its business and to own and lease its properties and assets.

Section 2. Corporate Authority. Buyer has the corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it in connection with this Agreement, to perform its obligations hereunder and under the other agreements and instruments to be executed and delivered by it in connection with this Agreement, and to consummate the transactions contemplated hereby and thereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Buyer in connection with this Agreement and the transactions contemplated hereby and thereby constitute the legal, valid and binding obligations of Buyer, as applicable, enforceable against Buyer in accordance with their respective terms.

Section 3. No Violation. Neither the execution, delivery or performance by Buyer of this Agreement or the other documents or instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby (a) violates any provision of the certificate of incorporation or by-laws of Buyer, (b) violates or conflicts with any Requirements of Laws, or (c) subject to the provisions of Section 5.05, violates or conflicts with or constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any term or provision of any contract, commitment, understanding, arrangement or agreement of any kind or character to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or affected, other than, in the case of clauses (b) and (c), violations, conflicts or defaults which would not have a material adverse effect on transactions contemplated by this Agreement.

Section 4. Litigation. There is no action, suit, proceeding or investigation at law or in equity or by or before any Governmental Authority pending or, to Buyer's Knowledge, threatened, against Buyer or parent of Buyer which could reasonably be expected to materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby, including to pay the Initial Purchase Price hereunder.

Section 5. Consents. No authorization, consent, approval, Order of or filing with or notice to any Governmental Authority or other entity or Person, is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby.

Section 6. Broker's Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                                  ARTICLE VI
                       CERTAIN COVENANTS OF THE PARTIES

Section 1. Parent's and Seller's Covenant Not to Compete; Confidentiality.

(a) Non-competition Covenant. In furtherance of the sale of the Acquired Assets and the Business to Buyer hereunder and to more effectively protect the value and goodwill of the Acquired Assets and the Business so sold, each of Seller and Parent and their respective Affiliates covenants and agrees that, for a period ending on the fifth anniversary of the Closing Date, none of Seller, Parent or their Affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) (i) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Business anywhere in the United States, Canada, United Kingdom or Europe or (ii) develop, create, or participate in the development or creation of Computer Programs similar to or competitive with the Owned Software (it being understood by the parties hereto that the Business is not limited to any particular region of the United States or Canada and that such business may be engaged in effectively from any location in the United States or Canada). In addition, each of Seller and Parent and their respective Affiliates covenants and agrees that it will not divulge or make use of any Trade Secrets or other Confidential Information of the Business other than to disclose such secrets and information to Buyer or its Affiliates.

(b) Injunctive Relief. Seller and Parent acknowledge that the restrictions contained in Section 6.01(a) are reasonable and necessary to protect the legitimate interests of Buyer and that Buyer would not enter into this Agreement or purchase the Acquired Assets and the Business without the covenant and agreement of Seller and Parent to the non-competition covenant contained herein. If Seller, Parent or their respective Affiliates violate the non- competition covenant contained in Section 6.01(a) continuing and irreparable harm will be caused to Buyer thereby for which there is no adequate remedy at law and Buyer shall be entitled, in addition to any other remedies and damages available, without the requirement of posting a bond or other security, to seek an injunction to restrain the violation of this covenant. None of Seller, Parent or their respective Affiliates shall, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of such breach by Seller, Parent or their respective Affiliates, the Buyer shall have the right to enforce the provisions of this Section 6.01(b) by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Purchaser. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements.

(c) Enforceability. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.01(a) is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(d) Confidentiality. From and after the Closing Date, each of Seller, Parent and their respective Affiliates shall treat and hold all of the Confidential Information as such and refrain from using any of the Confidential Information except in connection with this Agreement. In the event that Seller, Parent or any of their respective Affiliates is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with the provision of this Section 6.01(d). If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller, Parent or any of their respective Affiliates is, on the advice of counsel, compelled by law or Order to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Person may disclose only that portion of the Confidential Information to the tribunal required to be disclosed by it in order to avoid being liable for contempt; provided, however, that the disclosing Person shall use his or its best efforts to obtain, at the reasonable request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. Seller and Parent recognize that irreparable injury may result to the Business if Seller and/or Parent breach or threaten to breach this
Section 6.01(d) and that money damages would not be a sufficient remedy for such breach or threatened breach. Accordingly, if Seller and/or Parent should engage, or cause to permit any other Person to engage, in any act in violation or threatened violation of any provision of this Section 6.01(d), Buyer shall be entitled, in addition to such other remedies, damages and relief as may be available in this Agreement or under applicable law, without the requirement of posting a bond or other security, to a temporary restraining order and/or a permanent injunction prohibiting Seller and/or Parent from engaging in any such act or specifically enforcing this Section 6.01(d), as the case may be.

Section 2. Personnel Required in Response to Litigation.

(a) Buyer shall make then current employees of the Business available to Seller, as reasonably required by Seller after the Closing Date, in the event that any litigation (including any adversary proceeding, investigation or similar action pursued by any Governmental Authority) which Seller is required to defend is commenced or previously was commenced against Seller with regards to the Business, other than with respect to claims, proceedings or litigation between Seller or Parent, on the one hand, and Buyer or its Affiliates, on the other hand. Seller shall reimburse Buyer for reasonable out-of-pocket expenses, such as travel costs, incurred by Buyer in connection with requests by Seller pursuant to this Section 6.02(a); provided, however, that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

(b) Seller and Parent shall make its then current employees available to Buyer as reasonably required by Buyer after the Closing Date in the event that any litigation (including any adversary proceeding, investigation or similar action pursued by any Governmental Authority) which Buyer is required to defend with regard to the Business, other than with respect to claims, proceedings or litigation between Seller or Parent, on the one hand, and Buyer or its Affiliates, on the other hand. Buyer shall reimburse Seller and Parent for reasonable out-of-pocket expenses, such as travel costs, incurred by Seller or Parent in connection with requests by Buyer pursuant to this Section 6.02(b); provided, however, that such reimbursable expenses shall not include any per diem or other expenses in the nature of salary replacement or overhead absorption measures.

Section 3. Public Announcements. Buyer and Seller shall mutually agree on any announcement or correspondence with or to the public or clients, suppliers or employees of the Companies about the terms and conditions of this Agreement or the transactions contemplated hereby unless such announcement is required by law in the good faith opinion of counsel and in such a case, the announcing or corresponding party will notify the other party and provide it in advance with a copy of the public disclosure and a reasonable opportunity to comment on such proposed disclosure.

Section 4. Bulk Sales Laws. Subject to the provisions of Article VIII, Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales or other similar laws.

Section 5. Items Received after Closing Date. Seller and Parent shall promptly pay or transfer to Buyer, if and when received, any amounts or other items which shall be received by Seller after the Closing Date in respect of any receivables or other Acquired Assets transferred and assigned to Buyer. Buyer shall promptly pay to Seller, if and when received, any amounts or other items which shall be received by Buyer after the Closing Date which are assets of Seller and which are not transferred to Buyer pursuant to this Agreement. Upon reasonable request, the parties shall provide to each other back-up documentation with respect to any amounts or items referred to in this Section 6.05, including, without limitation, banking records of any kind.

Section 6. Access to Records. On and after the Closing Buyer will permit Seller and its respective representatives during normal business hours and for a period of two (2) years from the Closing Date to have reasonable access to and examine and make copies of all of the Records which are delivered to Buyer or its nominee(s) pursuant hereto, provided that Seller states that it requires such information in connection with the preparation of tax returns or audits, litigation (other than claims, litigation or proceedings between Buyer, on the one hand, and Seller or Parent, on the other hand) or another bona fide business purpose. Except with respect to claims, litigation or proceedings between Buyer, on the one hand, and Seller or Parent, on the other hand, Buyer also agrees that it will cooperate with Seller and make information available to Seller as reasonably requested by Seller in connection with litigation (including any adversary proceeding, investigation, audit or similar action pursued by any governmental agency) involving the Business or Acquired Assets for which Seller has retained liability under this Agreement. Seller and Parent shall in accordance with the provisions of Section 6.01(d) maintain the confidentiality of any information which is delivered to one or more of them pursuant to this
Section 6.06. On and after the Closing Seller and Parent will permit Buyer and its representatives during normal business hours to have reasonable access to and examine and make copies of all of the Records which are retained by Seller or Parent as of the Closing Date provided that Buyer states that it requires such information in connection with the preparation of tax returns or audits, litigation (other than claims, litigation or proceedings between Buyer, on the one hand, and Seller or Parent, on the other hand) or another bona fide business purpose. Except with respect to claims, litigation or proceedings between Buyer, on the one hand, and Seller or Parent, on the other hand, Seller and Parent also agree that they will cooperate with Buyer in connection with litigation (including any adversary proceeding, investigation, audit or similar action pursued by any governmental agency) involving the Business or Acquired Assets for which Buyer has assumed liability under this Agreement. All Records which are retained by Seller or Parent under this Agreement shall be preserved by Seller or Parent, in each case, for a period of seven (7) years following the Closing Date.

Section 7. Further Assurances. Each party shall at the request of the other party do and perform or cause to be done and performed all such further acts and furnish, execute and deliver such other documents, instruments, certificates, notices or other further assurances as counsel for the requesting party may reasonably request, from time to time after the Closing Date, to consummate more effectively the transactions contemplated by this Agreement or to vest in Buyer all of the Companies' right, title and interest in the Acquired Assets or the Business, including obtaining the consents listed in Schedule 4.04.

Section 8. Expenses; Sales and Other Transfer Taxes. Except as otherwise provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all sales, transfer and similar Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby, if any, shall be borne by Seller, and Seller shall file all necessary documentation with respect to such Taxes.

Section 9.     Tax Matters.

(a) Whenever any taxing authority sends a notice of an audit, initiates an examination of Buyer with regard to the Business or the Acquired Assets, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes with regard to the Business or the Acquired Assets: (i) for any taxable period for which Seller is or may be liable; or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Seller is or may be liable, Buyer, when informed thereof, shall promptly inform Seller, and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations affect the amount of Taxes for which Seller is liable under this Agreement; provided that Buyer has had a reasonable opportunity to review and approve such settlement or contest, which approval shall not be unreasonably withheld. Buyer shall be liable, for any Tax liability imposed on Seller with respect to the Acquired Assets or the Business
(i) for any period after the Closing Date, or (ii) for any period prior to the Closing Date that results from any election made or filing position taken by Buyer. Whenever any taxing authority sends a notice of an audit, initiates an examination of Seller with regard to the Business or the Acquired Assets or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes with regard to the Business or the Acquired Assets for any taxable period for which Buyer is liable, or for any taxable period that involves an issue that could potentially affect a taxable period for which Buyer is or may be liable, Seller, when informed thereof, shall promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Seller is liable under this Agreement.

(b) Buyer, on the one hand, and Seller and Parent, on the other hand, shall provide the other with such assistance as may reasonably be requested by either of them in connection with any of the following to the extent the same relates to the Business or the Acquired Assets: (i) the preparation of any Tax return,
(ii) any audit or other examination by any taxing authority, or (iii) judicial or administration proceedings relating to liability for Taxes in connection with the Business or the Acquired Assets; and each will retain and provide the other with any records or information which may be relevant thereto. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and shall include providing copies of any relevant information, data, reports, property, ad valorem or similar Tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance.

(c) Seller shall prepare and file or cause to be prepared and filed the following Returns with respect to the Business:

(i) all income Tax Returns for any taxable period ending on or before the Closing Date; and

(ii) all other Returns required to be filed (taking into account extensions) prior to the Closing Date.

(d) Buyer or MarkCare UK, subject to the provisions of paragraph (e) of this Section, shall file all other Returns with respect to the Business.

(e) With respect to any income Tax Return of MarkCare UK for taxable periods beginning before the Closing Date and ending after the Closing Date, Buyer may consult with Seller concerning such income Tax Return and Seller shall provide comments to Buyer, which comments shall be delivered to Buyer within seven (7) days of receiving a copy of such Tax Return from Buyer.

(f) Without limiting in any way the foregoing provisions of this Section 6.09, Buyer shall retain copies of all Records or information which may be relevant to the Tax returns or obligations of Seller or Parent with regard to the Business or the Acquired Assets for all taxable periods which include the Closing Date, and that such Records and information shall be maintained for a period of seven
(7) years.

Section 10. Employment Offers. Buyer may, prior to or on the Closing Date, offer to assume, by way of novation or otherwise, the employment agreements of those employees of Seller whose written employment agreements with Seller were in existence on December 1, 2000.

                                ARTICLE VII
           SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Except as expressly set forth below in this Article VII, all of the representations and warranties made by any party to this Agreement shall survive the Closing for a period of three (3) years. Notwithstanding the foregoing:
(i) the representations and warranties set forth in Section 4.15 (Environmental Compliance), Section 4.17 (Employee Plans) and Section 4.18 (Pensions) shall survive the Closing and shall not expire until the date which is the six
(6)-year anniversary of the Closing Date; (ii) the representations and warranties set forth in Section 4.20 (Taxes) shall survive the Closing and shall not expire until the expiration of the applicable statute of limitations (without giving effect to any extension thereof by waiver or tolling); and
(iii) the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.07, 4.26, 5.01, 5.02, 5.03 and 5.06 shall survive the Closing indefinitely. Except as expressly set forth elsewhere in this Agreement, all covenants and agreements set forth in this Agreement shall survive the Closing indefinitely.

                              ARTICLE VIII
                               INDEMNITY

Section 1. Indemnity by Seller and Parent. Subject to the terms and conditions of this Article VIII, and notwithstanding any investigation made by or on behalf of Buyer, Seller and Parent hereby, jointly and severally, agree to indemnify, defend and hold harmless Buyer (and its successors and assigns) at any time after the Closing, from and against all Damages (including, without limitation, Environmental Damages), which may be asserted against, imposed upon or required by law, order or judgment applicable to, Buyer directly or indirectly, by reason of or resulting from: (a) any liabilities or obligations of Seller that are Excluded Liabilities; (b) any liabilities, obligations or claims which arise out of the operation of the Business or ownership of the Acquired Assets on or before the Closing Date including, without limitation, any liabilities or obligations under the Assumed Employment Agreements, any liabilities or obligations for services provided by the Business and any alleged defectiveness, improper design or manufacture or malfunction, or otherwise of any product manufactured by the Business, including, without limitation the Owned Software whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of injuries or other events occurring, or products manufactured, prior to the Closing Date; (c) a breach of any representation or warranty of Seller or Parent contained in, or made pursuant to, this Agreement; (d) the breach by Seller or Parent of any covenant or agreement of Seller or Parent contained in, or made pursuant to, this Agreement;
(e) any liabilities (including liabilities for any Taxes) of Seller as a result of noncompliance with any applicable bulk sales or similar laws; (f) any liabilities for Taxes arising out of the operation of the Business prior to the close of business on the Closing Date or incurred in connection with the transactions contemplated by this Agreement as provided for in Section 6.08; (g) any liability for the violation of any Environmental Laws and/or the presence of Hazardous Substances occurring or existing on or before the Closing Date ; (h) any liability under the applicable Assumed Employment Agreement as a result of Buyer's termination, whether with or without cause, of an employee within ninety
(90) days of the Closing Date (including but limited to any migration, leaching, leaking or seeping of such Hazardous Substances after the Closing Date); or
(i) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Seller or Parent for services rendered for or on behalf of Seller or Parent in connection with the transactions contemplated hereby.

Section 2. Indemnity by Buyer. Subject to the terms and conditions of this
Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless Seller and Parent (and their respective successors and assigns) at any time after the Closing, from and against all Damages which may be asserted against, imposed upon or required by law, order or judgment applicable to Seller or Parent, directly or indirectly, by reason of or resulting from: (a) any Assumed Liabilities; (b) any liabilities, obligations or claims which arise out of the operations of the Business or ownership of the Acquired Assets by Buyer after the Closing Date (excluding any continuation of any condition involving Hazardous Substances or non-compliance with any Environmental Law or Permit that arose form activities of any of the Companies prior to the Closing Date); (c) a breach of any representation or warranty of Buyer contained in, or made pursuant to, this Agreement; (d) the breach by Buyer of any covenant or agreement of Buyer contained in, or made pursuant to, this Agreement; or (e) any liability for brokerage or finders' fees or other commissions based on agreements, arrangements or understandings made by Buyer for services rendered for or on behalf of Buyer in connection with the transactions contemplated hereby.

Section 3. Indemnity Procedures. The following terms and conditions shall govern the obligations and liabilities of either party to indemnify the other under Sections 8.01 or 8.02 with respect to Claims (defined below) relating to third parties:

(a) as used in this Section 8.03, the following terms shall have the following meanings:

(i) "Claims" shall mean any and all indemnity claims by Buyer under Section 8.01 and any and all indemnity claims by Seller or Parent under Section 8.02.

(ii) "Indemnified Party" shall mean the party to be indemnified under Sections
8.01 or 8.02.

(iii)"Indemnifying Party" shall mean the party with the indemnification obligation under Sections 8.01 or 8.02.

(b) The Indemnified Party shall give the Indemnifying Party prompt notice and a reasonably detailed description of any such Claim (including but not limited to the assertion of any such Claim) to the extent then known by the Indemnified Party and, subject to the provisions of Section 8.04(c), the Indemnifying Party shall undertake and control the defense thereof by reputable counsel chosen by it, subject to the approval of the Indemnified Party which consent shall not be unreasonably withheld. The failure to promptly notify the Indemnifying Party of a Claim shall relieve such party of its obligations with respect to such Claim if but only to the limited extent that the failure to so notify materially prejudices the Indemnifying Party's ability to defend such Claim. Any such defense may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party, as may be appropriate.

(c) The Indemnified Party shall be entitled to join any defense of a Claim at its sole cost and expense, unless the Claim involves Taxes. If any Claim is asserted and the Indemnifying Party fails to contest and defend such Claim within a reasonable period of time after the Indemnified Party's notice is given, then the Indemnified Party may take such reasonable action in connection therewith as the Indemnified Party deems necessary or desirable, including controlling the defense of such Claim, subject to the provisions of clause (e) below, and retaining counsel of its own choosing with the reasonable costs and expenses of such defense (including, without limitation, the reasonable fees and disbursements of one separate counsel (and additional local counsels) incurred in connection with such defense) being borne by the Indemnifying Party. The reimbursement for all reasonable costs and expenses incurred by an Indemnified Party pursuant to this clause (c) shall be paid as and when incurred within thirty (30) days after receipt of an invoice therefor.

(d) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel, including permitting reasonable access to books and records, in defending any Claim which the Indemnifying Party elects to defend or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross- complaint against any Person, but the Indemnifying Party will reimburse the Indemnified Party for reasonable out-of-pocket costs (but not the cost of employee time expended) incurred by the Indemnified Party in so cooperating.

(e) The Indemnified Party shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld delayed or conditioned.

(f) At the request of the Indemnifying Party, the Indemnified Party shall settle a Claim, provided that (i) such settlement involves only the payment of monetary damages and no injunctive relief binding on the Indemnified Party, and such monetary damages are paid by the Indemnifying Party, (ii) the Indemnified Party does not admit any liability, and (iii) the Indemnified Party is released from all further liability with respect to such Claim.

Section 4. Characterization of Indemnity Payments. All payments made pursuant to Article VIII shall be deemed, for tax purposes, to be an adjustment to the Purchase Price.

                                  -47

                              ARTICLE IX
                            MISCELLANEOUS

Section 1. Designation of Affiliated Purchaser. At Closing Buyer may designate an Affiliate to receive all of the outstanding capital of MarkCare UK.

Section 2. Assignment; No Third-Party Rights. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Subject to Buyer's right to appoint nominees, this Agreement may not be assigned by either party without the prior written consent of the other, except that (a) after the Closing Date, Seller may, without the prior consent of Buyer, assign this Agreement and the rights of Seller hereunder to any Affiliate(s) of Seller; and (b) Buyer may, without the prior written consent of Seller and Parent, assign this Agreement and the rights of Buyer hereunder, in whole or in part, to any Affiliate(s) of Buyer. No assignment of this Agreement shall relieve the assigning party of responsibility for the performance of any of its obligations hereunder. Nothing herein is intended to, nor shall it, create any rights in any Person other than the parties hereto and their respective successors and permitted assigns.

Section 3. Entire Agreement. This Agreement, together with the documents incorporated by reference and the agreements to be executed in connection herewith, sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof. All Schedules and Exhibits and any documents and instruments delivered pursuant to any provisions hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 4. Section and Other Headings; Number. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

Section 5. Notices. All notices and other communications by any party hereunder shall be in writing to the other party and shall be deemed to have been duly given (a) on the date delivered if delivered personally; (b) on the next Business Day following the date of deposit (i) in United States first- class express mail or Canadian equivalent thereof, postage prepaid or (ii) with an overnight courier service guaranteeing next-Business Day delivery; or (c) on the date of telecopy transmission if transmitted prior to 5:00 p.m. local time of the recipient on a Business Day (provided that confirmation of receipt of such telecopy transmission is confirmed by the recipient on such date), otherwise on the next Business Day; in any case addressed or telecopied as follows:

If to Seller or Parent:  Mark Technical, Inc.
                         Parkway Technical Center
                         1515 Broad Street
                         Bloomfield, New Jersey  07003
                         Attention: Mr. Carl Coppola
                         Telephone:  (973) 893 - 0500
                         Telecopy:  (973) 893 - 0013

With a copy to:          McLaughlin & Stern
                         Attention:  Richard Blumberg, Esquire
                         McLaughlin & Stern, LLP
                         260 Madison Avenue
                         New York, New York 10016
                         Telephone:  (212) 448-1100
                         Telecopy:  (212) 448-0066

If to Buyer:             MediSolution Ltd.
                         110 Cremazie Blvd. West 12th Floor
                         Montreal Quebec H2P119
                         Attention:  Rachel Cohen, Esquire
                         Telephone:  (514) 850-5010
                         Telecopy:  (514) 850-5003

With a copy to:          Pepper Hamilton LLP
                         3000 Two Logan Square
                         Philadelphia, Pennsylvania  19103-2799
                         Attention:  Bruce K. Fenton, Esquire
                         Telephone:  (215) 981-4646
                         Telecopy:  (215) 981-4750

or to such other address as the Person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

Section 6. Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

Section 7. Amendment; Waiver, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreements to which there is no inaccuracy or breach.

Section 8. Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its conflict of law rules.

Section 9. Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 10. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, including by facsimile signature, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

Section 11. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which Damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the requirement that a bond be posted.

Section 12. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.



   [Remainder of page was intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.


BUYER:                                      SELLER:

MMSI ACQUISITION CORPORATION                MARK TECHNICAL, INC.


By:  S/ Tom Skinner                         By:   S/ Carl Coppola
Name: Tom Skinner                           Name:   Carl Coppola
Title: Vice President--Financial            Title: Chief Executive Officer

                                            PARENT:

                                            MARK SOLUTIONS, INC.

                                            By: S/ Carl Coppola
                                            Name: Carl Coppola
                                            Title: Chief Executive Officer
pro forma financial information